Exhibit 99.1

JOHN S. QUINN TO JOIN LKQ CORPORATION AS EXECUTIVE

VICE PRESIDENT AND CHIEF FINANCIAL OFFICER IN FOURTH QUARTER

CHICAGO, IL, (August 17, 2009) — LKQ Corporation (NASDAQ: LKQX) today announced that John S. Quinn will join the company as Executive Vice President and Chief Financial Officer in the fourth quarter of 2009.

Joseph Holsten, LKQ’s President and Chief Executive Officer, commented, “John has extensive financial experience in managing large multi location businesses.” Mr. Holsten added, “John comes with solid international experience that includes businesses in Europe and Asia. He brings a unique blend of skills that include experience in financings, accounting, tax systems, and an operational perspective, that makes him an ideal financial leader for our Company.”

Mr. Quinn most recently was Senior Vice President, Chief Financial Officer and Treasurer of Casella Waste Systems Inc. (NASDAQ: CWST) beginning in January 2009. Previously he served eight years with Allied Waste Industries, Inc., a company with annual revenue of approximately $6 billion, where he held various positions of increasing responsibility that included Senior Vice President of Finance and Chief Accounting Officer.

From 1997 through 2000 John served with Waste Management International plc that included the Chief Accounting Officer role. During 1997, Waste Management International plc had annual revenue of approximately $1.8 billion and was publicly traded on the NYSE and the London stock exchange until late 1998. It operated businesses outside of North America for its parent company, Waste Management, Inc. (NYSE: WM).

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket collision replacement products, recycled OEM products and refurbished OEM collision replacement products such as wheels, bumper covers and lights which are used to repair light vehicles. LKQ operates approximately 280 facilities offering its customers a broad range of replacement systems, components, and parts to repair automobiles and light, medium and heavy-duty trucks.

Sarah Lewensohn

Director, Investor Relations, LKQ Corporation

(312) 621-2793